Exhibit 99.1

Lev Peker Joins the PARTS iD, Inc. Board of Directors

CRANBURY, N.J., September 29, 2022 -- PARTS iD, Inc. (NYSE American: ID) (“PARTS iD” or “the Company”) the owner and operator of, among other verticals, “CARiD.com,” a leading digital commerce platform for the automotive aftermarket, today announced the appointment of Lev Peker to its board of directors effective September 28, 2022.

“Lev’s experience building and bringing to profitability disruptive online businesses, particularly in the automotive and automotive parts industry, makes him a valuable addition to our board,” said Prashant Pathak, Chairman of PARTS iD. “We’re pleased to welcome Lev and know that the Company and its shareholders will benefit from his industry expertise and track record of value creation.”

Mr. Peker served as Chief Executive Officer of CarParts.com, an e-commerce provider of automotive parts and accessories from 2019 to 2022. During his tenure, he returned the business to growth and delivered the highest annual profitability in the history of CarParts.com. In April 2022, Mr. Peker was appointed Chief Executive Officer of Carlotz, Inc., a leading consignment-to-retail used vehicle marketplace. Earlier in his career, he served as Chief Marketing Officer at Adorama, a leading electronics retailer and also held senior positions at Sears Holdings Corporation and US Auto Parts.

“I’ve long admired PARTS iD’s differentiated, technology driven business model and the opportunity it presents for transforming the $400 billion automotive aftermarket industry,” said Peker. “It’s an honor to join the board and I look forward to contributing to the strategy and direction of the company as we progress on delivering profitable growth and increasing long-term shareholder value.”

Mr. Peker, who will serve as chairperson of the audit committee, replaces Ann Schwister who stepped down from the board for personal reasons.

Pathak continued, “Ann was a key member of our Board and her contributions are truly appreciated. We wish her the very best as she steps down to take time to attend to her personal matters”

About PARTS iD, Inc.

PARTS iD is a technology-driven, digital commerce company focused on creating custom infrastructure and unique user experiences within niche markets. Founded in 2008 with a vision of creating a one-stop eCommerce destination for the automotive parts and accessories market, we believe that PARTS iD has since become a market leader and proven brand-builder, fueled by its commitment to delivering a revolutionary shopping experience; comprehensive, accurate and varied product offerings; and continued digital commerce innovation.

Investors:

Brendon Frey
ICR
ir@partsidinc.com

Media:

Erin Hadden
FischTank PR
partsid@fischtankpr.com

Source: PARTS iD, Inc.